            As filed with the Securities and Exchange Commission on June 3, 1996
                                      Registration No: 33-96848

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------
                              JMAR INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                               3845                                   68-0131180
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
         INCORPORATION)                CLASSIFICATION CODE NUMBER)

                           3956 Sorrento Valley Blvd.
                           San Diego, California 92121
                                 (619) 535-1706
    (Address including zip code and telephone number, including area code of Registrant's principal executive offices and principal place of business)

                               Dennis E. Valentine
                             Chief Financial Officer
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                                 (619) 535-1706

                     (Name, address, including zip code and
          telephone number, including area code, of agent for service)

                                    Copies to

                            Joseph G. Martinez, Esq.
                   Parker, Milliken, Clark, O'Hara & Samuelian
                           A Professional Corporation
                    333 S. Hope Street, Twenty Seventh Floor
                       Los Angeles, California 90071-1488
                                 (213) 683-6500

                          -----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                      Proposed Maximum      Proposed Maximum
Title of each Class of           Amount to be         Offering Price Per    Aggregate Offering      Amount of
Securities to be Registered      Registered (1)       Share (2)             Price (2)(3)            Registration Fee (3)
- ------------------------------------------------------------------------------------------------------------------------
Common Stock                          2,521,458              $1.78              $4,488,195               $1,556.86
========================================================================================================================


(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon the exercise of warrants and options held by the Selling Shareholders pursuant to provisions which provide for a change in the amount of the Common Stock issuable thereunder to prevent dilution resulting from stock splits, stock dividends or similar transactions, which shares of Common Stock are registered hereunder.

(2) Calculated solely for purposes of determining the registration fee and based on the average of the high and low prices for the Common Stock securities on September 7, 1995, as reported on NASDAQ.


(3) $1,556.86 previously paid. Aggregate offering price of Common Stock to be sold by selling stockholders is based upon the prior inclusion of 2,536,458 shares using an average of the high and low prices of $1.78 per share.

PROSPECTUS
                              JMAR INDUSTRIES, INC.


                                2,521,458 Shares
                                of Common Stock



         This Prospectus relates to the sale by certain persons (the "Selling Stockholders") of 2,521,458 shares of common stock, $.01 par value per share (the "Common Stock"), of JMAR Industries, Inc., a Delaware corporation (the "Company"). See "Selling Stockholders". The Company is not offering any shares hereunder and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Certain of the shares offered hereby are issuable under outstanding warrants and options held by the Selling Stockholders. The Company will receive proceeds represented by the exercise price of such warrants and options if exercised by the holders thereof. See "Prospectus Summary -- The Offering." It is anticipated that the Selling Stockholders will offer such shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").

         The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ - NMS") under the symbol "JMAR". The closing price for the Common Stock as reported by NASDAQ was $3.03 on May 29, 1996.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 6-10 OF THIS PROSPECTUS FOR A DESCRIPTION OF SEVERAL RISK FACTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to certain of the Selling Stockholders) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The total expenses to be paid by the Company for this offering are estimated at $26,500.

         The date of this Prospectus is _________________________, 1996

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files regular reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices: Los Angeles Regional Office, 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648; Chicago Regional Office, Everett McKinley Dirksen Building, 219 S. Dearborn Street, Room 1704, Chicago, Illinois 60604; New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


         The Company's Common Stock, Class A Warrants and Units are quoted on the NASDAQ System. Any such reports, proxy statements or other information filed by the Company can also be inspected at the offices of the NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:


         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;


         (c) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;

         (d)      The Company's Form 8-K, filed December 27, 1994, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the sale of Surgilase, Inc. and the Company's Form 8-K/A, filed January 10, 1995 related thereto.


         (e)      The Company's Form 8-K, filed May 31, 1996, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc.

         (f)      The Company's Form 10-C filed on May 31, 1996.


         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated herein by reference, except for the exhibits to such documents which are not specifically incorporated herein by reference. Requests should be directed to Corporate Secretary, JMAR Industries, Inc., 3956 Sorrento Valley Blvd., San Diego, California; (619) 535-1706.

                               PROSPECTUS SUMMARY


         The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information included herein and incorporated herein by reference.

                                   THE COMPANY


         JMAR Industries, Inc. (the "Company" or "JMAR") designs, manufactures and markets a broad line of specialty equipment for the microelectronics industry. The Company targets semiconductor, disk drive and medical implant manufacturers with its precision machinery that measures, positions, welds, trims, cuts, and repairs microelectronic parts during critical phases of the production process. JMAR also is developing advanced manufacturing systems, including X-ray and ultra-violet (UV) sources for lithography imaging systems that have the potential to produce significantly more powerful semiconductors than can now be manufactured by conventional means.

         On May 23, 1996, the Company acquired approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. ("CATS"). CATS is engaged in the design, fabrication, assembly and testing of application specific integrated circuits for the electronics industry and will be operated as a division of the Company.

         Up until the time of the acquisition of CATS, the Company consisted of two divisions: Pacific Precision Laboratories ("PPL"), its microelectronics manufacturing equipment division located in Chatsworth, California (Los Angeles County) and JMAR Technology Co. ("JTC"), its R&D Center, located in the Sorrento Valley area of San Diego (co-located with JMAR's corporate office). With PPL's manufacturing and product engineering capabilities JMAR is well positioned to efficiently transition JTC's new high tech products to the commercial marketplace.

         JMAR was founded in 1987 and went public in 1990. Its common shares and warrants to purchase common shares trade on the NASDAQ National Market System under the symbols: JMAR and JMARW, respectively. The Company maintains its executive offices at 3956 Sorrento Valley Boulevard, San Diego, California 92121 and its telephone number is (619) 535-1706. Unless otherwise indicated, all references to the Company include the Company and its wholly owned subsidiaries.

                                  THE OFFERING



Securities Offered (1).................................................     2,521,458 Shares of Common Stock, $.01
                                                                            par value.

Common Stock outstanding prior to Offering (2).........................     15,905,243 Shares

Common Stock outstanding after the Offering assuming issuance of all
2,144,953 shares underlying the warrants and options
described in footnote (1)..............................................     18,050,196 Shares

Risk Factors...........................................................     The securities offered hereby involve
                                                                            a high degree of risk.  See "Risk
                                                                            Factors" commencing on page 6.




- ------------------------------------


(1) Includes 376,505 shares which are currently outstanding and 2,144,953 shares which are not outstanding and which are issuable upon exercise of outstanding warrants and options.

(2) Does not include (i) an aggregate of 540,768 shares of Common Stock reserved for issuance upon exercise of options available for grant under the Company's 1988 and 1991 Stock Option Plans, pursuant to which 393,346 options are outstanding; (ii) 3,708,950 shares of Common Stock reserved for issuance upon exercise of various other stock options and warrants; (iii) 806,637 shares of Common Stock reserved for issuance upon exercise of warrants available for grant pursuant to the Management Anti-Dilution Incentive Plan, pursuant to which 455,230 warrants are outstanding; (iv) an aggregate of 470,588 shares of Common Stock reserved for issuance upon exercise of underwriters' warrants issued to the underwriters in a 1993 public offering and upon exercise of Class B Warrants contained in the underwriters' units underlying the underwriters' warrants; (v) 2,705,882 shares of Common Stock reserved for issuance upon exercise of Class A Warrants issued in the 1993 public offering; (vi) 426,667 shares of Common Stock reserved for issuance upon conversion of convertible notes; and (vii) 450,000 shares of Common Stock reserved for issuance upon exercise of warrants available for grant pursuant to an incentive plan established for the benefit of key employees of Pacific Precision, pursuant to which 200,000 warrants are outstanding. See "Description of Securities."

                                  RISK FACTORS

THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

     1. SIGNIFICANT LOSSES. The Company had revenues, excluding discontinued operations, of $2,126,342, $5,241,596, $9,148,925, $10,821,025, $12,210,490 and
$2,457,395 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1996, respectively, and incurred net losses of $2,000,368, $4,923,602, $12,975,637 and $4,665,654 for the years ended
December 31, 1991, 1992, 1993 and 1994, respectively, a net profit of $76,265 for the year ended December 31, 1995, and a net loss of $356,113 for the three months ended March 31, 1996. There can be no assurance that the Company will achieve significant revenues or profitable operations in the future.

     The Company completed a restructuring in 1994 in which it spun-off a division, which has been classified as a "discontinued" operation, plus it sold several other unprofitable product lines, which it has classified as "terminated" operations, the results of which are included in the above results. Excluding both "discontinued" and "terminated" operations the Company's revenues for the fiscal years 1991 through 1995 were approximately $713,000, $2,328,000, $3,621,000, $7,782,000 and $12,210,490, respectively.

     2. SIGNIFICANT CASH REQUIREMENTS. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended December 31, 1992, 1993, 1994 and 1995 and the three months ended March 31, 1996 was $4,238,014, $7,341,389, $3,065,334,
$1,625,119 and $102,074, respectively. In connection with the Company's acquisition of CATS, the Company loaned $500,000 (including $100,000 previously loaned) at the closing of the transaction and agreed to advance up to an additional $1,000,000 to CATS over an eighteen month period to be used by CATS for equipment purchases and working capital purposes. To the extent the Company requires additional financing, there can be no assurance that such future financings will be available to the Company on acceptable terms.

     3. SHARES ELIGIBLE FOR SALE. As of the date of this Prospectus, the Company had outstanding 15,905,243 shares of Common Stock of which (i) 13,134,573 shares are freely transferable without restriction or further registration under the Securities Act (including 376,505 covered by this Prospectus) and (ii) 2,770,670 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under Rule 144, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a two year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock. Of the 13,134,573 shares which are freely transferable, 434,017 are owned by affiliates and are subject to the volume limitations of Rule 144.

     The SEC has proposed an amendment to Rule 144 to reduce the aforementioned two and three year holding periods to one and two years, respectively. If such proposed rule amendment is finalized as of May 31, 1996, the number of shares which are freely transferable and the number of shares which are "restricted securities" would be 13,458,585 and 2,446,658, respectively.

     An additional 6,961,619 shares of Common Stock which are not issued and outstanding but which are issuable upon the exercise of warrants and options and the conversion of convertible notes are included in currently effective registration statements (of which 2,144,953 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements or are included in warrants issued pursuant to Regulation S. Of the 6,961,619 shares of Common Stock issuable upon the exercise of warrants and options and the conversion of convertible notes, 631,701 are not currently exercisable.


     4. GOVERNMENT REGULATION. The Company's JTC subsidiary is subject to regulation in connection with its government R&D contract work. JTC could incur substantial costs in complying with any such governmental regulations and the failure to comply with applicable laws and regulations could result in restrictions on JTC's ability to market some or all of its products which could have a material adverse effect on the Company. In addition, JTC is subject to audit by the U.S. Government (the "Government") of its costs incurred under Government contracts and to safety audits by various Government agencies.

     5. POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are likely to vary from period to period as a result of the Company's sales cycle and nonrecurring sales of a limited number of large laser and other manufacturing systems.

     6. LIMITED PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE AND MARKET PENETRATION. The markets for certain of the Company's products may be saturated. There can be no assurance that the Company will achieve greater penetration in such markets. Achieving market acceptance for the Company's new and proposed products requires substantial marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for the Company's products. There can be no assurance that recent or future additions to the Company's product lines will achieve market acceptance or result in significantly increased levels of revenues.


     7. RESEARCH AND DEVELOPMENT COSTS. The development of sophisticated laser and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product could result in the complete loss of the funds committed by the Company to that product, which could be substantial.


     8. PRODUCT DEFECTS. Products as complex as the Company's may contain certain defects which from time to time become apparent subsequent to commercial use. Remedying such defects could require significant modifications at substantial costs to the Company.


     9. DEPENDENCE ON SUPPLIERS; NO ASSURANCE OF CONTINUOUS AND TIMELY PRODUCTION. The Company is primarily dependent upon outside suppliers for components used in the manufacture of its products. Failure to maintain satisfactory agreements with suppliers could have a material adverse effect on the Company. There can be no assurance that in the future its current or alternative sources will be able to meet all of the Company's demands on a timely basis. Unavailability of parts or components used in the manufacture of its products could require the Company to re-engineer its products to accommodate available substitutions, which could increase costs to the Company or have a material adverse effect on manufacturing schedules, product performance and market acceptances.


     10. COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The markets for the Company's products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make the Company's products obsolete or less competitive. The ability of the Company to compete is dependent on the Company's ability to continually enhance and improve its products and to successfully develop and market new products. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors, that the market will consider the Company's products to be superior to its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

     11. PATENTS AND PROPRIETARY RIGHTS. The Company relies, to a significant extent, on patents, trade secrets and confidentiality agreements to protect its proprietary technology. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, or that patents will not be circumvented or invalidated, or that the Company's products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against the Company, or the Company is required to enforce its rights under an issued patent, the cost of such actions may be very high, whether or not the Company is successful. While the Company is unable to predict what such costs, if any, will be if the Company is obligated to pursue patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.



     12. RELIANCE ON FOREIGN SALES. The Company derives a portion of its revenues from foreign markets and expects to continue to be dependent upon such markets. Revenues from foreign markets were $3,351,561 and $1,801,440 for the years ended December 31, 1994 and 1995, respectively. As a result, the Company is subject to various risks inherent in foreign trade, including economic or political instability, shipping delays, fluctuations in foreign currency rates, custom duties and import quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products on a timely and competitive basis.


     13. GOVERNMENT BUDGET CONSTRAINTS. Certain of the Company's research and development activities are partially dependent on Government sponsorship, particularly by the U.S. Department of Defense ("DOD"). The DOD's overall budget is undergoing intense scrutiny and is subject to significant reduction as a result of current world events. This may result in fewer funds available for the contracts the Company is seeking from the DOD and could adversely affect the Company's ability to attain a profitable R&D contract business.

     14. PRODUCT LIABILITY. The Company may be exposed to potential product liability claims arising out of the use of the Company's products. Although the Company currently maintains product liability insurance, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse affect on the Company.

     15. RELIANCE UPON KEY EMPLOYEES. The success of the Company is substantially dependent on the efforts of certain key personnel of the Company. The loss of such key personnel could adversely affect the Company's business and prospects. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. In seeking qualified personnel, the Company will be required to compete with companies having greater financial and other resources than the Company. Since the future success of the Company is, in part, dependent upon its ability to retain or attract qualified personnel, the Company's failure to do so could have a materially adverse impact on the business of the Company.


     16. OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK. As of May 28, 1996, there were 8,360,663 shares of Common Stock subject to issuance upon exercise of outstanding options and warrants and upon conversion of outstanding convertible notes, including 2,144,953 shares of Common Stock offered hereby and 4,816,666 shares which are included in currently effective registration statements or are included in warrants issued pursuant to Regulation S. To the extent that outstanding options and warrants are exercised prior to their expiration dates and other securities are converted, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     17. NO DIVIDENDS. The Company has never paid cash dividends and intends, for the foreseeable future, to retain its earnings, if any, to finance its business. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Company's Board of Directors.


     18. UTILIZATION OF NET OPERATING LOSS CARRYFORWARD. Realization of future tax benefits from utilization of the Company's net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations.


     19. AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. See "Description of Capital Stock -- Preferred Stock."


     20. NASDAQ-NMS MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ-NMS SYSTEM. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ National Market System ("NASDAQ-NMS"). The maintenance standards for continued listing of the Company's Common Stock on the NASDAQ-NMS require, among other things, that (i) an issuer have net tangible assets of at least $4 million if the issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (ii) the market value of its publicly held shares is at least $1 million (in the event that the minimum bid price per share of the Company's Common stock should fall below $1.00 per share, the market value of the public float of the Company's shares must exceed $3 million); (iii) at least 200,000 shares of Common Stock are publicly held; and (iv) the issuer has at least 400 shareholders. As of March 31, 1996, the Company's net tangible assets were approximately $4,600,000. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ-NMS listing in the future. If the Company's securities were excluded from NASDAQ-NMS, it may adversely affect the prices of such securities and the ability of holders to sell them. If the Company's securities were excluded from NASDAQ-NMS, the Company would seek to list its securities on the NASDAQ "Small Cap" system. In such an event NASDAQ might require the Company to meet the initial inclusion requirements of the NASDAQ "Small Cap" system, which require, among other things, that an issuer have total assets of at least $4,000,000, capital and surplus of at least $2,000,000 and a minimum bid price of $3 per share. There can be no assurance that the Company will satisfy those initial inclusion requirements for the NASDAQ "Small Cap" system in the future should its securities be delisted from the NASDAQ-NMS.


     21. PENNY STOCK REGULATION. In the event that the Company's securities are neither listed on the NASDAQ-NMS nor on the NASDAQ Small Cap system, trading would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on

NASDAQ, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. At the current time, the Company's Common Stock is listed on the NASDAQ-NMS system and its net tangible assets and average revenues are substantially above the minimums set forth above. Therefore, the Company's stock is not subject to the penny stock regulations.

     If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.


     22. MARKET OVERHANG FROM THE WARRANTS; MARKET OVERHANG RESULTING FROM CERTAIN ANTI-DILUTION PROVISIONS. The exercise of the Company's outstanding warrants and options, or a substantial portion thereof, and sale of the shares issued upon exercise could adversely affect the market price of the Common Stock. In addition, the number of shares issuable upon exercise of the Underwriters' Warrants issued in the Company's 1993 public offering as well as the exercise price of the warrants underlying such Underwriters' Warrants, are subject to adjustment under certain circumstances, including the future issuance of shares by the Company at a price less than the current exercise prices of such warrants and options. The issuance of additional shares as a result of such anti-dilution provisions could also adversely affect the market price of the Common Stock. See "Description of Securities -- Warrants."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 40,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). All shares of Common Stock carry full voting rights to cast one vote for each share on any matter coming before the stockholders for a vote. The holders of Common Stock have no preemptive or subscription rights. There are no liquidation preferences, conversion rights, redemption rights, sinking fund or assessment provisions with respect to the Common Stock.

     The Bylaws of the Company provide that the annual meeting of stockholders may be held on such date as the Board of Directors may determine. The Company provides annual reports to all stockholders, by mail, as soon as available.

     Subject to the rights of holders of Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding Preferred Stock.

     Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the total number of shares of Common Stock and shares of Preferred Stock which have any voting rights can elect all of the Company's Directors, if they choose to do so. In such event the holders of the remaining shares would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors.

     Except as otherwise required by the Delaware General Corporation Law, all stockholder action is taken by vote of a majority of the shares of Common Stock and voting Preferred Stock present at a meeting of stockholders at which a quorum is present in person or by proxy, or by the written consent without a meeting of holders of a majority of such outstanding shares.

PREFERRED STOCK

     The Company has 5,000,000 authorized shares of Preferred Stock, $.01 par value, of which no shares are outstanding. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

UNDERWRITERS' WARRANTS

     Underwriters' Warrants were issued to the two underwriters of the Company's 1993 public offering (the "1993 Offering") entitling the holders to purchase an aggregate of 235,294 underwriters' units ("Underwriters' Units") at an exercise price of $6.80 per unit ("Underwriters' Warrants"). The Underwriters' Warrants expire on February 15, 1998. The exercise price of the Underwriters' Warrants is subject to adjustment under certain circumstances, including the future issuance of shares of Common Stock (other than the shares offered in the 1993 Offering) by the Company at a price less than $6.80.

UNDERWRITERS' UNITS

     Each Underwriters' Units issued in the 1993 Offering consist of one share of Common Stock and one "Class B" Warrant. The Underwriters' Units are evidenced by separate certificates for the Common Stock and the Class B Warrants which comprise the Underwriters' Units.

CLASS A AND CLASS B WARRANTS

     As part of the Units sold to the public in the 1993 Offering, the Company issued 2,705,882 "Class A" Warrants. Each Class A Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $4.68 per share. The Class A Warrants expire on February 15, 1998.

     Upon exercise of the Underwriters' Warrants issued in the 1993 Offering, the Company will issue 235,294 shares of Common Stock and 235,294 Class B Warrants. Each Class B Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $6.80 per share. The Class B Warrants expire on February 15, 1998.

     Both the Class A Warrants and the Class B Warrants may be redeemed by the Company at any time at a redemption price of $.05 per Warrant upon 30 days prior written notice, provided the closing high bid price of the Common Stock for 20 consecutive trading days, ending not more than 15 days prior to the date of the notice of redemption, exceeds $6.38 per share. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     The exercise price of both the Class A Warrants and the Class B Warrants is subject to adjustment upon the occurrence of certain events, including the issuance of dividends payable in Common Stock and subdivisions or combinations of the Common Stock.

OTHER OUTSTANDING RIGHTS


     In addition to the Underwriters' Warrants, Class A Warrants and Class B Warrants, as of the date of this Prospectus there were currently outstanding certain other warrants and options to purchase an additional 4,757,526 shares of Common Stock at per share exercise prices varying from $.34 to $9.00. Of that number, 2,144,953 are included in this Prospectus, and 1,213,529 have been previously registered or are included in warrants issued pursuant to Regulation S.


TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the warrant agent for the Class A Warrants and the Class B Warrants is American Securities Transfer, Inc., 1825 Lawrence Street, Denver, Colorado 80202. Its telephone number is (303) 234-5300.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company had outstanding 15,905,243 shares of Common Stock of which approximately (i) 13,134,573 shares are freely transferable without restriction or further registration under the Securities Act (including 376,505 covered by this Prospectus) and (ii) 2,770,670 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under Rule 144, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a two year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock. Of the 13,134,573 shares which are freely transferable, 434,017 are owned by affiliates and are subject to the volume limitations of Rule 144.

     The SEC has proposed an amendment to Rule 144 to reduce the aforementioned two and three year holding periods to one and two years, respectively. If such proposed rule amendment is finalized as of May 31, 1996, the number of shares which are freely transferable and the number of shares which are "restricted securities" would be 13,458,585 and 2,446,658, respectively.

     An additional 6,961,619 shares of Common Stock issuable upon the exercise of warrants and options and the conversion of convertible notes are included in currently effective registration statements (of which 2,144,953 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements or are included in warrants issued pursuant to Regulation S. Of the 6,961,619 shares of Common Stock, which are issuable upon the exercise of warrants and options and the conversion of convertible notes, warrants and options to purchase a total of 631,701 shares are not currently exercisable.

                              SELLING STOCKHOLDERS


         The following table sets forth as of May 28, 1996 certain information regarding the beneficial ownership of the Company's Common Stock by each of the Selling Shareholders. The footnotes which follow this table contain additional information regarding the nature of any position, office or other material relationship which the Selling Shareholders have had within the past three years with the Company and its affiliates. Except as otherwise noted, the persons shown in the table have sole voting and investment power with respect to the shares.

                                                                                 Number of     Percent of
                                       Number or                                 Shares        Shares
                                       Shares of     Percent of                  Remaining     Outstanding
                                       Common        Shares of     Number of     if All        if All
                                       Stock         Common        Shares        Shares        Shares
Name and                               Beneficially  Stock         Being         Registered    Registered
Address                                Owned         Outstanding   Registered    Are Sold      Are Sold
- -------------------------------        ------------  -----------   ----------    ----------    -----------
John S. Martinez (1)
3956 Sorrento Valley Blvd.
San Diego, CA 92121                    1,609,614       9.79%        538,256      1,071,358        6.52%

Baytree Associates Incorporated (2)
50 Broad Street
New York, NY  10004                      411,500       2.52%        411,500              0        0.00%

Mogador Partnership (3)
1112 Maybrook Drive
Beverly Hills, CA  90210                 300,000       1.85%        300,000              0        0.00%

Robert S. Hash (4)
9207 Eton Avenue
Chatsworth, CA  91311                    299,802       1.88%         55,568        244,234        1.53%

M.H. Meyerson & Co., Inc. (5)
30 Montgomery Street
Jersey City, NJ  07303-0260              250,000       1.55%        375,000              0        0.00%

Laser Photonics, Inc. (6)
12351 Research Parkway
Orlando, FL  32826                       179,487       1.12%        179,487              0        0.00%

Larry M. Levy (7)
19601 Tomlee Street
Torrance, CA  90503                      107,744        *            97,744         10,000         *

Veeder South III (8)
4240 Lost Hills Road, #504
Agoura Hills, CA  91301                   99,817        *            93,150          6,667         *

Dennis E. Valentine (9)
3956 Sorrento Valley Blvd.
San Diego, CA  92121                      87,567        *            52,464         35,103         *

Richard M. Foster (10)
325 8th Street
Manhattan Beach, CA  90266                65,647        *            50,000         15,647         *

David S. Grosky (11)
P.O. Box 1634
Chicago, IL 60690-1684                    50,000        *           100,000              0        0.00%

- -----------
* Less than one percent.
- -----------------------

                                                                                 Number of     Percent of
                                       Number or                                 Shares        Shares
                                       Shares of     Percent of                  Remaining     Outstanding
                                       Common        Shares of     Number of     if All        if All
                                       Stock         Common        Shares        Shares        Shares
Name and                               Beneficially  Stock         Being         Registered    Registered
Address                                Owned         Outstanding   Registered    Are Sold      Are Sold
- -------------------------------        ------------  -----------   ----------    ----------    -----------
Silverman Heller Associates (12)
1100 Glendon Avenue
Los Angeles, CA  90024                   50,000          *           50,000            0          0.00%

Interactive Corporate Services (13)
920 W. San Marcos Blvd., Suite 4
San Marcos, CA  92069                    45,000          *           40,000        5,000            *

Leonid Yoffe (14)
2473 Park Meadow Ct.
Simi Valley, CA  93065                   42,346          *           28,964       13,382            *

James H. Morris (15)
1386 Diamond Head Drive
Encinitas, CA  92024                     40,286          *            1,000       39,286            *

Kenneth G. Berquist (16)
7 Wabanaki Way
Andover, MA  01810                       30,992          *           22,180        8,812            *

Wood Capital Associates (17)
P.O. Box 3641
Breckenridge, CO  80424                  30,000          *           30,000            0          0.00%

William L. Duschatko (18)
33 Wiggin Road
Bedford, NH  03110                       26,843          *           23,145        3,698            *

Vernon H. Blackman (19)
13591 Nogales Drive
Del Mar, CA  32014                       19,166          *            4,000       15,166            *

John McGill (20)
18 Broadway
Niantic, CT  06357                       13,375          *            6,000        7,375            *

Barry Ressler (21)
187 Newton Turnpike
Weston, CT  06883                        13,336          *            6,670        6,666            *

Israel Trading Co. Ltd. (22)
50 Broad Street
New York, NY  10004                      10,000          *           10,000            0          0.00%

Harry Rieger (23)
17127 Pomerado Way
San Diego, CA  92128                      9,584          *            6,250        3,334           *

Emerald Partners (24)
Suite 234 West
2255 Glades Road
Boca Raton, FL  33431                     7,500          *            7,500            0          0.00%

- -----------
* Less than one percent.
- -----------------------

                                                                                 Number of     Percent of
                                       Number or                                 Shares        Shares
                                       Shares of     Percent of                  Remaining     Outstanding
                                       Common        Shares of     Number of     if All        if All
                                       Stock         Common        Shares        Shares        Shares
Name and                               Beneficially  Stock         Being         Registered    Registered
Address                                Owned         Outstanding   Registered    Are Sold      Are Sold
- -------------------------------        ------------  -----------   ----------    ----------    -----------
Jonathan Turk (25)
14 Linden Street
Woodmere, NY  11598                       6,800           *          6,800           0            0.00%

Lynn M. Decker (26)
3330 30th Street #7
San Diego, CA  92104                      5,000           *          5,000           0            0.00%

Richard B. Healey (27)
8501 Lubao Avenue
Canoga Park, CA  91306                    5,000           *          5,000           0            0.00%

Daniel L. Kinzie (17)
15840 Teal Road
Crittenden, KY  41030                     5,000           *          5,000           0            0.00%

Clarence Heinkel (28)
1037 Beau Brummel Drive
Dundee, IL 60118                          3,480           *          3,480           0            0.00%

Winita Phongsamran (27)
13301 DeFoe Avenue
Sylmar, CA  91342                         2,500           *          2,500           0            0.00%

Julia S. Wu (29)
19570 Shadow Glen Circle
Northridge, CA  91326                     2,500           *          2,500           0            0.00%

Larry L. Burns (27)
4105 Navajo Drive
Johnson City, TN  37604                   2,000           *          2,000           0            0.00%

Janet Kaval (27)
22111 Hart Street
Canoga Park, CA  91303                      300           *            300           0            0.00%

(1) Includes: (a) 372,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; (b) 536,649 shares which are issuable upon exercise of currently exercisable warrants and stock options at exercise prices ranging from $.34 to $7.75 per share; and (c) 700,000 shares of Common Stock subject to a voting trust pursuant to which Dr. Martinez is sole trustee and has sole voting power (but no investment power) until the earlier of October 6, 2003 or until the transfer of the shares according to the terms of the voting trust agreement (the "Voting Trust Agreement") between Dr. Martinez and Cato Portfolio A.G. ("Cato"). Dr. Martinez also holds sole voting power pursuant to the Voting Trust Agreement over 426,667 shares of Common Stock which are issuable upon conversion of $1,600,000 of notes. Pursuant to the terms thereof, since these notes are not convertible within 60 days of this Registration Statement, Dr. Martinez is not considered to have "beneficial ownership" of said 426,667 shares. Dr. Martinez is the Chairman of the Board, President and Chief Executive Officer of the Company. Of the shares being registered, 100,000 were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan ("Employee Stock Purchase Plan") and the remainder are shares issuable upon the exercise of warrants issued in connection with loans made to the Company in 1994.

- -----------
* Less than one percent.
- -----------------------

(2) All shares are issuable upon exercise of currently exercisable warrants and options at exercise prices ranging from $.45 to $2.13 per share. These warrants and options were issued in connection with the placement of common stock of the Company in 1994 and in connection with financial consulting and public relations services in 1995. Baytree Associates Incorporated has also acted as a placement agent for several common stock placements in 1995 and 1996.

(3) All shares being registered are issuable upon exercise of stock options at per share exercise prices ranging from $1.50 to $3.00 per share. These options were issued in 1994 in connection with financial consulting and public relations services.

(4) Includes: (a) 244,234 shares received by Mr. Hash in connection with the acquisition of PPL by the Company; (b) 45,980 shares which are issuable upon exercise of currently exercisable warrants at prices ranging from $.36 to $.44 per share and; (c) 9,588 shares which are issuable upon exercise of currently exercisable warrants owned of record by Mr. Hash's wife at prices ranging from $.42 to $.44 per share. The warrants were issued in connection with loans made to the Company in 1994. Mr. Hash is the President and a director of Pacific Precision and was the President and Chief Operating Officer and a director of the Company from February, 1994 until August, 1994.

(5) All shares being registered are issuable upon exercise of stock options, 250,000 of which are currently exercisable within 60 days of this Registration Statement, at a per share exercise price of $1.875. The options were issued in 1995 in connection with a financial consulting and investment banking agreement.

(6) All shares are issuable upon exercise of currently exercisable warrants at $4.68 per share. The warrants were issued in 1993 as partial consideration for a license agreement.

(7) Includes 72,744 shares which are issuable upon exercise of currently exercisable warrants at per share exercise prices ranging from $.36 to $.47 per share. Mr. Levy was the Senior Vice President Corporate Development of the Company from December, 1991 until March 31, 1995 and was the President and a director of Surgilase from May, 1992 until May, 1994. He was a consultant of the Company from April 1, 1995 through March 31, 1996. Of the shares being registered, 25,000 were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan and the remainder are shares issuable upon the exercise of warrants issued in connection with loans made to the Company in 1994.

(8) Includes 68,150 shares issued to Dr. South in connection with the acquisition of Rose Technology by the Company. Of these shares, 28,150 are currently vested and the balance vests at the rate of 8,000 every three months, as long as Dr. South continues to be employed by the Company. Also includes 6,667 shares which are issuable upon exercise of currently exercisable options at an exercise price of $.75 per share. The shares being registered also includes 25,000 shares purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

(9) Includes 85,562 shares which are issuable upon exercise of currently exercisable stock options and warrants at per share exercise prices ranging from $.36 to $5.38. Mr. Valentine has been the Vice President Finance of the Company since August, 1990 and Chief Financial Officer since March, 1991. The shares being registered are issuable upon the exercise of warrants issued in connection with loans made to the Company in 1994.

(10) Includes 15,000 shares which are issuable upon exercise of currently exercisable options at prices ranging from $3.00 to $4.81. Mr. Foster has been the President of JTC since January, 1994 and an employee of the Company since 1990. The shares being registered were issued pursuant to the Company's 1995 Employee Stock Purchase Plan.

(11) All shares being registered are issuable upon exercise of stock options, 50,000 of which are not currently exercisable, at per share exercise prices ranging from $1.25 to $1.75. The options were issued in 1995 in connection with financial consulting and public relations services.

(12) All shares are issuable upon exercise of currently exercisable options at an exercise price of $1.00 per share. The options were issued in 1995 in connection with a public relations agreement.

(13) Includes 40,000 shares which are issuable upon exercise of currently exercisable warrants at an exercise price of $2.00 per share. The warrants were issued in 1994 in connection with a public relations agreement.

(14) Includes: (a) 13,382 shares received in connection with the acquisition of PPL by the Company and (b) 28,964 shares which are issuable upon exercise of currently exercisable warrants at prices ranging from $.36 to $.44 per share. Mr. Yoffe is an officer of PPL. The warrants were issued in connection with loans made to the Company in 1994.

(15) Includes: (a) 20,420 shares which are issuable upon exercise of currently exercisable options and warrants at exercise prices ranging from $.50 to $3.32 and; (b) 200 shares owned of record by Mr. Morris' wife. Mr. Morris is an employee of the Company. The shares being registered were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

(16) Mr. Berquist was the President and a director of Benchmark from May, 1993 until August, 1994. The shares were issued in connection with the conversion of debt owed by Benchmark to Mr. Berquist.

(17) These shares were issued in connection with the issuance of the Company's common stock for preferred stock of Atlantic American Holding Company.

(18) All shares are owned of record by E.L. Stearns Trust, as to which Mr. Duschatko has sole voting and investment power. Mr. Duschatko received the shares being registered hereunder in 1993 in connection with the conversion of debt owed to him by Benchmark Industries, Inc., a subsididary of the Company. Pursuant to the terms of the debt conversion agreement between the Company and Mr. Duschatko, he is limited in the amount of stock that can be sold by him in any 90 day period. Mr. Duschatko was the President and a Director of Benchmark until May, 1993 and a director of the Company until April, 1993.

(19) All shares are issuable upon exercise of currently exercisable stock options and warrants at per share exercise prices ranging from $.43 to $5.75 per share. Dr. Blackman has been a director of the Company since July, 1991 and was a consultant to the Company from December, 1991 until July, 1994. The warrants being registered were issued in connection with loans to the Company in 1994.

(20) Includes 6,000 shares issuable upon exercise of currently exercisable warrants at an exercise price of $3.33 per share. The warrants were issued in connection with the acquisition by the Company of PPL.

(21) All shares are issuable upon exercise of currently exercisable stock options and warrants at per share exercise prices ranging from $.43 to $2.13. Mr. Ressler has been a director of the Company since January, 1994. The warrants being registered were issued in connection with loans to the Company in 1994.

(22) All shares are issuable upon exercise of currently exercisable warrants at an exercise price of $3.00 per share. The warrants were issued in connection with the placement of common stock in 1994.

(23) Includes 3,334 shares issuable upon exercise of currently exercisable options at an exercise price of $2.38 per share. Mr. Rieger is an employee of the Company. The shares being registered were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

(24) All shares are issuable upon exercise of currently exercisable warrants at an exercise price of $2.13 per share. The warrants were issued in connection with the placement of common stock in 1994.

(25) All shares are issuable upon exercise of currently exercisable warrants at an exercise price of $2.20 per share. The warrants were issued in connection with the placement of common stock in 1994.

(26) Ms. Decker was an employee of the Company until November, 1995. The shares being registered were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

(27) These holders are employees of the Company. The shares being registered were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

(28) These shares were issued in connection with the conversion of debt in 1994.

(29) Includes 1,250 shares owned of record by Julia S. Wu Custodian for Connie P. Wu. Julia S. Wu is an employee of the Company. The shares being registered were purchased pursuant to the Company's 1995 Employee Stock Purchase Plan.

                              PLAN OF DISTRIBUTION

     Following the date of this Prospectus, the Selling Shareholders will be able to sell shares covered hereunder from time to time in one or more transactions in the over-the-counter market at prices and on terms prevailing on the date of the sale or in negotiated transactions or otherwise. Subject to the restrictions described in "Shares Eligible for Future Sale" above, the shares covered hereby may be sold by the Selling Shareholders from and after the date of this Prospectus, and the Company has not been advised when, or even whether, the Selling Shareholders intend to sell such shares.

     The Selling Shareholders may pay customary brokerage commissions on the sale transactions. The Selling Shareholders and the brokers and dealers through whom sales of the shares are made may be deemed "underwriters" within the meaning of the Act and any and all payments to brokers/dealers associated with a distribution may be considered to be underwriting compensation. Pursuant to various agreements with a substantial number of Selling Shareholders, the Company has agreed to indemnify such Selling Shareholders against certain liabilities, including those arising under the Securities Act of 1933. If the Selling Shareholders should, collectively, engage a broker or dealer to sell a material portion of the Common Stock offered hereby, the Company may be required to file a post-effective amendment to this Registration Statement to show a change in the plan of distribution. The shares of Common Stock will be offered on a delayed or continuous basis pursuant to Rule 415 under the Act.

                                     EXPERTS


     The consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                  LEGAL MATTERS

     The legality of the Securities offered hereby is being passed upon for the Company by Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation, Los Angeles, California.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby.


     This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed as a part thereof and the documents containing the information which is incorporated by reference herein. Copies of the Registration Statement and the exhibits thereto may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission, at 450 Fifth Street, Washington, D.C., 20549.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither delivery of this Prospectus nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.


                                TABLE OF CONTENTS

                                                                            Page


Available Information ....................................................   2

Incorporation of Certain Documents by Reference ..........................   2

Prospectus Summary .......................................................   4

Risk Factors .............................................................   6

Use of Proceeds ..........................................................  11

Description of Securities ................................................  11

Shares Eligible for Future Sale ..........................................  13

Selling Stockholders .....................................................  14

Plan of Distribution .....................................................  20

Experts ..................................................................  20

Legal Matters ............................................................  20

Additional Information ...................................................  20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following is an itemized statement of expenses of the Company in connection with the issuance and sale of the securities being registered:



Securities and Exchange Commission registration fee ..................  $ 1,557

Printing expenses ....................................................    1,000

Accounting fees and expenses .........................................    7,500

Legal fees and expenses ..............................................   15,000

Miscellaneous expenses ...............................................    1,443
                                                                        -------

             Total ...................................................  $26,500
                                                                        ========


         The amounts are estimated except for the registration fee. The Company has agreed to pay the above expenses of the Selling Stockholders in connection with the Offering.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article V of the Bylaws of the Company provides that directors, officers, employees and agents of the Company or a subsidiary of the Company shall be indemnified against liabilities incurred by them while acting in such capacities, including liabilities arising under the Securities Act, except to the extent prohibited by then applicable law. Article V also provides for the advance of expenses incurred in defending any proceeding prior to the final disposition thereof, except to the extent prohibited by then applicable law. The right of indemnification provided shall not be exclusive of any right the party may have by law, or under any agreement, insurance policy, vote of the Board of Directors or Stockholders or otherwise. The Company shall have the power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity.

       Section 145 of the Delaware General Corporation Law generally provides that indemnification will only be available where an officer or director can establish that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

       The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, in his capacity as a director or officer of the Company or any of its subsidiaries.

       See the last paragraph of Item 17, "Undertakings" which is incorporated by reference in response to this Item 15.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                         DESCRIPTION

4.1(1)     Form of Common Stock Certificate.

5.1 Opinion of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation.

23.1 Consent of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation is included in Exhibit 5.1 hereto.

23.2       Consent of Arthur Andersen LLP

24.1(2)    Power of Attorney.

- --------------------------------------

(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

(2)      Filed previously.

ITEM 17.  UNDERTAKINGS

The undersigned Company hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) if asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of May, 1996.

                                         JMAR INDUSTRIES, INC.



                                         By: /s/ Dennis E. Valentine
                                             -----------------------------------
                                            Dennis E. Valentine,
                                            Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on May 30, 1996, in the capacities indicated.

        Signature                                    Title



 /s/ JOHN S. MARTINEZ
- -----------------------------              Chairman of the Board,
 John S. Martinez                          Chief Executive Officer and Director



 /s/ DENNIS E. VALENTINE                   Chief Financial Officer and Principal
- -----------------------------              Accounting Officer
 Dennis E. Valentine



 /s/ BARRY RESSLER *                       Director
- -----------------------------
 Barry Ressler



 /s/ C. NEIL BEER *                        Director
- -----------------------------
 C. Neil Beer



 /s/ JAMES H. BANISTER, JR. *              Director
- -----------------------------
 James H. Banister, Jr.



 /s/ VERNON H. BLACKMAN *                  Director
- -----------------------------
 Vernon H. Blackman



* By: /s/ DENNIS E. VALENTINE
- -----------------------------
Dennis E. Valentine
(Attorney-in-Fact)